UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 5, 2009

ALPHA INNOTECH CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-14257	58-1729436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Merced Street, San Leandro, California	94577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 483-9620

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.b below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 5, 2009, Alpha Innotech Corp., a Delaware corporation (the “Company”), Cell Biosciences, Inc., a Delaware corporation (“Cell Bio”) and Astro Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cell Bio (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the acquisition of the Company by Cell Bio by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation. As a result of the Merger, the Company would become a wholly owned subsidiary of Cell Bio.

As a result of the Merger, each outstanding share of the Company’s common stock, other than those shares with respect to which appraisal rights are properly demanded and not withdrawn, will be converted into the right to receive $1.50 per share in cash, without interest (the “Cash Consideration”).

The Company has made various representations and warranties and agreed to specified covenants in the Merger Agreement, including, among other things, covenants relating to the conduct of the Company’s business between the date of the Merger Agreement and the effective time of the Merger and restrictions on solicitation of proposals with respect to alternative transactions involving the Company.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Cell Bio, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreements

In connection with the parties’ execution of the Merger Agreement, directors and executive officers of the Company and certain stockholders have entered into voting agreements pursuant to which they have agreed to, among other things, vote their shares of the Company’s common stock in favor of the Merger (such shares representing approximately 33% of the Company’s issued and outstanding common stock as of September 5, 2009) and comply with certain restrictions on the disposition of such shares, subject to the terms and conditions contained therein. Pursuant to their terms, such voting agreements will terminate concurrently with any termination of the Merger Agreement or on the effective date of the Merger, whichever is earlier.

The foregoing description of the voting agreements is only a summary, does not purport to be complete and is qualified in its entirety by reference to the form of voting agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01	Other Information.

On September 8, 2009, the Company and Cell Bio issued a joint press announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2.

Additional Information and Where to Find It

The Company plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the Company, Cell Bio, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov and by contacting Alpha Innotech Investor Relations at (510) 483-9620. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC through the Company’s website at www.alphainnotech.com.

Participants in the Solicitation of Proxies

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the proposed transaction will be set forth in the Proxy Statement described above when it is filed with the SEC. Additional information regarding the Company’s executive officers and directors is included in the Company’s Proxy Statement on Schedule 14A for year 2009, which was filed with the SEC on April 30, 2009. You can obtain free copies of these documents from the Company using the contact information above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of September 5, 2009, by and among Alpha Innotech Corp., Cell Biosciences, Inc. and Astro Acquisition Sub, Inc., a direct, wholly-owned subsidiary of Cell Biosciences.

99.1	Form of Voting Agreement, dated September 5, 2009, by and between Cell Biosciences, Inc. and members of the board of directors and executive officers of Alpha Innotech Corp. and certain stockholders.

99.2	Joint Press Release by Alpha Innotech Corp. and Cell Biosciences, Inc., dated September 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALPHA INNOTECH CORP.

Date: September 8, 2009	By:	/s/ RONALD BISSINGER
Ronald Bissinger
Chief Executive Officer